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Exhibit 23.1

CONSENT OF UHY LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Registration Statement on Amendment No. 1 to Form S-3 (Registration No. 333-140590) of Boots & Coots International Well Control, Inc (the "Company") of our report dated March 23, 2007, with respect to the consolidated financial statements of Boots & Coots International Well Control, Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, included in the Company's Annual Report (Form^ 10-K) for the year ended December 31, 2006. We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ UHY LLP

Houston, Texas
March 29, 2007

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CONSENT OF UHY LLP INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM